Exhibit 99.1

Press Release

For Release 7:45 a.m. EST December 7, 2007

Contact:

Thomas R. Melendrez, Executive Vice President

(510) 668-7000

Exar Corporation Announces CEO and President Resignation

Fremont, California, December 7, 2007—Exar Corporation (NasdaqGM: EXAR) today announced that Ralph Schmitt has resigned as Chief Executive Officer and President of the Company and as a member of the Board of Directors.

“I would like to thank Ralph for his hard work integrating Exar and Sipex following Exar’s acquisition of Sipex,” said Richard L. Leza, Chairman of the Board. “Ralph has helped lay the foundation for the combined company’s future success, and we wish him the best of luck in his future endeavors.”

John McFarlane, a member of Exar’s Board of Directors, will assume, on an interim basis, the duties of Chief Executive Officer and President, effective immediately. The Board of Directors will immediately commence a search for a permanent replacement for the Chief Executive Officer and President. Mr. McFarlane will continue to serve as a member of the Board of Director and on the Strategic Committee of the Board, however, he will no longer serve as a member of the Audit Committee or as chairman and member of the Corporate Governance and Nominating Committee.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

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